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                                                                   Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement of Regal Cinemas, Inc. on Form S-4 of our report dated February 6, 1997, except for the combination with Cobb Theatres, L.L.C. ("Cobb Theatres") described in Note 1 as to which the date is July 31, 1997, on our audits of the supplemental consolidated financial statements of Regal Cinemas, Inc. as of December 28, 1995 and January 2, 1997, and for each of the three years in the period ended January 2, 1997, which report is included in Regal Cinemas, Inc. Current Report on Form 8-K/A, dated September 10, 1997. The supplemental consolidated financial statements give retroactive effect to the acquisitions of Cobb Theatres and Neighborhood Entertainment, Inc. ("Neighborhood"), which have been accounted for as poolings of interests.

We also consent to the incorporation by reference in this registration statement of our report dated February 6, 1997, on our audits of the consolidated financial statements of Regal Cinemas, Inc. as of December 28, 1995 and January 2, 1997, and for each of the three years in the period ended January 2, 1997, which report is included in the Annual Report on Form 10-K of Regal Cinemas, Inc. for the year ended January 2, 1997, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption "Experts."



                                      /s/ Coopers & Lybrand L.L.P.

                                      COOPERS & LYBRAND L.L.P.



Knoxville, Tennessee
November 7, 1997